Exhibit 99.1

CONTACTS:

Wm. Stacy Locke, President & CFO
Pioneer Drilling Company
210-828-7689

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
FOR IMMEDIATE RELEASE	DRG&E / 713-529-6600

PIONEER DRILLING REPORTS FISCAL 2004

SECOND QUARTER RESULTS

Revenues were up 42 percent

Daily drilling margin increased 48 percent

Loss per share improved to $0.03 from $0.08

NOVEMBER 6, 2003 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three and six months ended September 30, 2003.

Revenues for the fiscal second quarter of 2004 increased 42 percent to $24.3 million as compared to revenues of $17.1 million in the second quarter of 2003.  EBITDA, defined as earnings before net interest, income taxes and depreciation and amortization {for further information, please review definition and reconciliation table under item “(1)” below}, grew to $3.8 million in the second quarter of 2004 compared to $1.6 million in the same period last year, an increase of 139 percent.  Net loss in the second quarter of 2004 was $621,000, or $0.03 loss per share, versus a net loss of $1.3 million, or $0.08 loss per share, during the second quarter of 2003.

Average rig utilization for the second quarter was 85 percent, up from 78 percent in the same period last year.  The average number of rigs during the fiscal second quarter increased to 26.3 versus an average number of rigs during last year’s quarter of 22.  Revenue days were 2,064 compared to 1,577 days for the second quarter of fiscal 2003.  Drilling margin was $4.5 million for the second fiscal quarter of 2004, or $2,158 per day, versus drilling margin of $2.3 million, or $1,460 per day, in the second quarter of 2003.

Michael E. Little, Pioneer Drilling’s Chairman and Chief Executive Officer, stated, “The trend that we saw developing in our first fiscal quarter is now confirmed by our second quarter results.  We are pleased that revenue days and drilling margins per day were up 5.4 percent and 21.3 percent, respectively, over our June quarter.

“We have remained focused on building a quality land fleet, prudently using and managing debt at historically low interest rates, and maintaining a strong demand for our services in spite of the market conditions.  Pioneer has added six rigs to its fleet over the past twelve months, a 27 percent growth, has averaged a utilization rate of 83 percent and has improved drilling margins in a difficult dayrate environment.  We believe this strategy will yield substantial increases in cash flow and earnings in an improving land rig environment.

“We are also excited about the establishment of our North Texas division, which currently operates two rigs.  Within a week, we will be running four rigs in this division, including our recently upgraded Cabot 1200, which we purchased in Trinidad.  Strategically, we plan to continue to enlarge our drilling rig fleet through acquisitions and will look for opportunities to further expand geographically,” added Mr. Little.

Revenues for the first six months of fiscal year 2004 were $48.1 million compared to revenues of $35.5 million for the first six months of fiscal year 2003.  EBITDA, increased to $6.6 million in the first six months of fiscal 2004 compared to $4.6 million in the same period last year.  Net loss during the first six months of fiscal 2004 was $1.7 million, or $0.08 loss per share, versus net loss of $1.5 million, or $0.09 loss per share, during the first six months of fiscal 2003.

Average rig utilization for the first six months of fiscal 2004 was 86 percent, up from 78 percent last year in the six month period.  Revenue days were 4,022 days during the first six months of fiscal 2004 compared to 3,030 days for the comparable period of fiscal 2003.  Drilling margin was $7.9 million in the six month period in fiscal 2004, or $1,973 per day versus drilling margin of $5.7 million in the first six months of fiscal 2003, or $1,865 per day.

Pioneer Drilling’s management team will be holding a conference call on Thursday, November 6, 2003, at 11:00 a.m. eastern time.  To participate in the call, dial (303) 262-2140 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call.  A replay of the call will be available approximately two hours after the call ends and will be accessible until November 13, 2003.  To access the replay, dial (303) 590-3000 and enter the pass code 557931.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s web site at http://www.pioneerdrlg.com.  To listen to the live call on the web, please visit Pioneer Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in north, east and south Texas.  The Company’s fleet consists of 28 land drilling rigs that drill in depth ranges between 8,000-18,000 feet.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Form 10-Q’s.

(1)                                  EBITDA, a non-GAAP financial measure, represents earnings before net interest, income taxes and depreciation and amortization. Our management believes EBITDA is a useful measure for evaluating our financial condition and results of operations because of its focus on our results from operations before net interest, income taxes, depreciation and amortization.  We use EBITDA to monitor and compare the operating performance of our business from period to period. EBITDA is not a measure of financial performance under generally accepted accounting principles.  However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry.  A reconciliation of EBITDA to net loss is included below.  EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

EBITDA Reconciliation to Net Loss

(Unaudited)

	Three Months Ended		Six Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02

EBITDA	$3,792,568	$1,586,515	$6,636,944	$4,643,332
Depreciation and amortization	(3,927,546)	(2,827,364)	(7,551,727)	(5,515,645)

Net interest	(671,347)	(637,287)	(1,357,312)	(1,173,526)

Income tax benefit	185,122	576,237	594,591	572,339

Net loss	$(621,203)	$(1,301,899)	$(1,677,504)	$(1,473,500)

- Financial Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Revenues:
Contract drilling	$24,244,382	$17,041,599	$48,094,465	$35,493,452
Other	30,925	10,493	39,872	22,433
Total operating revenues	24,275,307	17,052,092	48,134,337	35,515,885

Costs & Expenses:
Contract drilling	19,791,141	14,738,554	40,157,547	29,841,532
Depreciation	3,927,546	2,827,364	7,551,727	5,515,645
General & administrative	691,598	617,023	1,339,846	1,124,908
Bad debt expense	—	110,000	—	110,000
Total operating costs	24,410,285	18,292,941	49,049,120	36,592,085

Operating loss	(134,978)	(1,240,849)	(914,783)	(1,076,200)

Other income (expense):
Interest expense	(700,075)	(667,132)	(1,433,730)	(1,226,922)
Interest income	28,728	29,845	76,418	53,396
Other	—	—	—	203,887
Total other	(671,347)	(637,287)	(1,357,312)	(969,639)

Earnings before taxes	(806,325)	(1,878,136)	(2,272,095)	(2,045,839)

Income tax benefit	185,122	576,237	594,591	572,339

Net loss	$(621,203)	$(1,301,899)	$(1,677,504)	$(1,473,500)

Earnings per share:
Basic	$(0.03)	$(0.08)	$(0.08)	$(0.09)
Diluted	$(0.03)	$(0.08)	$(0.08)	$(0.09)

Weighted average number of shares outstanding:
Basic	22,037,064	16,137,459	21,873,399	16,046,229
Diluted	22,037,064	16,137,459	21,873,399	16,046,229

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02

Average number of rigs	26.3	22.0	25.4	21.3
Utilization rate	85%	78%	86%	78%
Revenue days	2,064	1,577	4,022	3,030
Drilling margin	$4,453,241	$2,303,045	$7,936,918	$5,651,920
EBITDA	$3,792,568	$1,586,515	$6,636,944	$4,643,332
Drilling revenue/day	$11,746	$10,806	$11,958	$11,714
Drilling cost/day	$9,589	$9,346	$9,984	$9,849
Drilling margin/day	$2,158	$1,460	$1,973	$1,865
Capital expenditures:
Routine	$1,792,414	$3,168,986	$3,042,649	$5,055,820
Rig additions	$8,822,364	$2,646,355	$14,501,678	$10,853,537
	$10,614,778	$5,815,341	$17,544,327	$15,909,357

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	(Unaudited)
	9/30/2003	3/31/2003
Assets
Current assets:
Cash and cash equivalents	$4,977,660	$21,002,913
Receivables, net	8,114,537	4,499,378
Contract drilling in progress	4,220,911	4,429,545
Federal income tax receivable	—	444,900
Current deferred income taxes	130,944	180,991
Prepaid expenses	264,453	914,187
Total current assets	17,708,505	31,471,914
Net property, plant and equipment	97,115,000	87,855,903
Other assets	352,083	366,500
Total assets	$115,175,588	$119,694,317

Liabilities and Equity
Current liabilities:
Notes payable	$—	$587,177
Current long-term debt	3,504,550	2,811,986
Accounts payable	10,562,261	14,206,586
Prepaid drilling contracts	216,000	—
Accrued expenses	2,976,163	2,721,856
Total current liabilities	17,258,974	20,327,605
Long-term debt	44,013,599	45,854,542
Deferred taxes	5,740,607	5,839,908
Total liabilities	67,013,180	72,022,055
Total shareholders’ equity	48,162,408	47,672,262
	$115,175,588	$119,694,317